TRANSFER AGENCY AND SERVICE AGREEMENT

FEE SCHEDULE

Effective November 1, 2017

Fee Schedule for Services as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent for the Institutional Class, Administrative Class, Investor Class and Retirement Class, as applicable, of the following Funds:

DOMESTIC EQUITY	STRATEGIC MARKETS
Harbor Capital Appreciation Fund Harbor Mid Cap Growth Fund	Harbor Commodity Real Return Strategy Fund
Harbor Small Cap Growth Fund Harbor Small Cap Growth Opportunities Fund Harbor Large Cap Value Fund Harbor Mid Cap Value Fund Harbor Small Cap Value Fund Harbor Strategic Growth Fund	FIXED INCOME Harbor Convertible Securities Fund Harbor High-Yield Bond Fund Harbor High-Yield Opportunities Fund Harbor Bond Fund Harbor Real Return Fund
Harbor Small Cap Value Opportunities Fund

MONEY MARKET
INTERNATIONAL AND GLOBAL EQUITY	Harbor Money Market Fund

Harbor International Fund

Harbor International Growth Fund

Harbor Global Growth Fund

Harbor Emerging Markets Equity Fund

Harbor Diversified International All Cap Fund

Harbor International Small Cap Fund

Fees for the Institutional Class and Administrative Class are based on the average daily net asset value of the respective Fund. Fees are billable on a monthly basis at a rate of up to 0.09% of the average daily net assets for the preceding month.

Fees for the Investor Class are based on the average daily net asset value of the respective Fund. Fees are billable on a monthly basis at a rate of up to 0.21% of the average daily net assets for the preceding month.

Fees for the Retirement Class are based on the average daily net asset value of the respective Fund. Fees are billable on a monthly basis at a rate of up to 0.01% of the average daily net assets for the preceding month.

All mass mailings to shareholders shall be the responsibility of the Fund, except that Harbor Services Group, Inc. shall provide the Fund with the appropriate mailing labels.

HARBOR FUNDS on behalf of Each of the Funds listed above	HARBOR SERVICES GROUP, INC.

Erik D. Ojala, Chief Compliance Officer, Vice President, Secretary & AML Compliance Officer	Charles P. Ragusa, President